Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

COMMSCOPE REPORTS RECORD THIRD QUARTER RESULTS;
EARNINGS OF $0.43 PER SHARE ON REVENUES OF $257 MILLION

     HICKORY, N.C., Oct. 23 /PRNewswire/ -- CommScope, Inc. (NYSE:CTV), a world leader in the manufacture of broadband and high-performance communication cables, today announced record third quarter sales and earnings per share for the period ended September 30, 2000. Diluted earnings per share rose 13% to $0.43 based on 56.0 million shares, compared to $0.38 per diluted share and 52.3 million shares in the third quarter of 1999. The change in diluted shares primarily reflects the impact of the issuance of $172.5 million of 4% convertible debt in December 1999.

     Sales for the third quarter increased 27% to $256.9 million, compared to $202.3 million in the third quarter of 1999. This performance was primarily driven by a strong increase in sales of broadband cable for Hybrid Fiber Coaxial (HFC) applications. Domestic sales rose approximately 27% to $197.4 million, up from $156.0 million in the third quarter of 1999. International sales rose to $59.5 million for the current quarter, up approximately 29% year over year.

     Orders booked in the third quarter rose 14% to $255.5 million, up from $224.4 in the same period last year. Third quarter orders were affected primarily by long lead times for HFC products.

     Net income for the third quarter rose 16% to $23.0 million, up from $19.7 million in the third quarter of 1999.

     "Demand for our core coaxial and fiber-optic products remains robust," said Frank M. Drendel, Chairman and Chief Executive Officer. "Third quarter HFC sales growth was excellent and we continue to expand our capabilities to meet customer demand for enabling broadband cable technology."

     Other Third Quarter Highlights

     * CATV/Video sales worldwide increased to $197.8 million for the current quarter, up 33% year over year and up 9% sequentially.
International sales rose 29% year over year primarily due to robust demand for HFC products. Domestic CATV/Video sales rose 36% year over year, led by more than a 50% increase in the sales of fiber-optic cable.

     * CommScope announced several key milestones in its ongoing business expansion. The Company closed on a previously announced purchase of a former Motorola facility in Jaguariuna, Brazil. The Brazilian facility is expected to provide more than 200,000 square feet of manufacturing space when modifications are complete around mid-year 2001. The Company also announced the grand opening of its 225,000 square foot distribution and manufacturing facility in Sparks, Nevada.

     "We are bullish about worldwide opportunities for HFC products and continue to accelerate global capacity expansion to meet expected growth," said Drendel.

     * Wireless and Other Telecom sales rose 24% in the current quarter to $38.2 million compared to sales of $30.9 million in the same period last year. The Company began production testing of its new wireless equipment at the Cable Technology Center in Newton, North Carolina.

     "Although wireless sales were not as strong as we would like during the quarter, we continue to make progress," said Drendel. "We made significant improvements to our performance-leading 1-5/8 inch Cell Reach wireless cables and our products were approved for use by Motorola. In addition, we have strengthened our sales team and are in the process of establishing international capabilities to meet expected demand. We intend to expand our commitment to this market and we remain optimistic about our global opportunities for wireless products."

     * Local Area Network (LAN) sales were $20.9 million, down approximately 9% from the same period last year.

     "Clearly, our LAN performance was disappointing. We are in the midst of implementing a comprehensive performance improvement plan, including management changes and a restructured organization. After these changes are implemented in the fourth quarter, we believe that we can achieve modest growth during 2001, while improving profitability."

     * Total Company gross margin for the third quarter was approximately 25.8% and operating margin was approximately 15.4%.

     Business Outlook

     Based on current business conditions, the Company expects to report diluted earnings per share between $0.40 - $0.44 for the fourth quarter ending December 31, 2000. This range is consistent with the current analyst estimates.

     "Demand for CommScope's portfolio of HFC products has accelerated over the past year," noted Drendel. "New revenue opportunities and increasing competition are among the primary reasons our customers have upgraded their broadband networks in the last mile of telecommunications. Assuming those trends continue, we believe that we can achieve sales growth of at least 20% during calendar year 2001."

     Conference Call Information

     The Company plans to hold a telephonic conference call to discuss third quarter results today at 5:00 p.m. Eastern Time. To participate in the conference call, domestic and international callers should dial 212-346-7454. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available on the Internet at: http://www/videonewswire.com/COMMSCOPE/102300/.

     If you are unable to participate in the call and would like to hear a telephonic replay, you may dial 800-633-8284. International callers should dial 858-812-6440 for the replay. The replay ID is 16411911. The replay will be available through Wednesday, October 25, 2000. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

     CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and is a leading supplier of high- performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

     Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to those statements relating to sales and earnings expectations, expected demand, capacity expansion, relative market position and outlook. While CommScope believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to telecommunications industry capital spending, changes in cost and availability of key raw materials, successful implementation of the bi-metals operation and other vertical integration activities, pricing and acceptance of CommScope's products, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, industry competition, ability of our customers to secure adequate financing, regulatory changes affecting our industries, worldwide economic conditions, and other factors. The cautionary statements contained in Exhibit 99 to CommScope's Form 10-Q for the period ended June 30, 2000 are incorporated herein by reference. In providing forward looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

    CONTACTS:
    Phil Armstrong            Betsy Lambert, APR
    Investor Relations        Media Relations
    (828) 323-4848            (828) 323-4873
    Web Site:  http://www.commscope.com


                                    ####


                                                            CommScope, Inc.
                                              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                    (UNAUDITED--IN THOUSANDS, EXCEPT NET INCOME PER SHARE AMOUNTS)

                                                           Three Months Ended                   Nine Months Ended
                                                              September 30,                       September 30,
                                                     ----------------------------    ----------------------------
                                                          2000            1999           2000           1999
                                                     -------------   ------------   -------------   -------------

Net sales                                            $     256,873   $    202,315   $     702,056   $     537,268
                                                     -------------   ------------   -------------   -------------
Operating costs and expenses:
   Cost of sales                                           190,608        147,782         519,057        396,040
   Selling, general and administrative                      20,105         16,830          58,582         48,729
   Research and development                                  5,158          2,106          13,751          5,540
   Amortization of goodwill                                  1,341          1,347           4,026          3,941
                                                     -------------   ------------   -------------   -------------
Total operating costs and expenses                         217,212        168,065         595,416        454,250
                                                     -------------   ------------   -------------   -------------
Operating income                                            39,661         34,250         106,640         83,018
Other income (expense), net                                     12            (1)             492             (8)
Interest expense                                           (2,635)         (2,424)        (7,611)         (7,789)
Interest income                                                 39             57             484            307
                                                     -------------   ------------   -------------   -------------
Income before income taxes                                  37,077         31,882         100,005         75,528
Provision for income taxes                                 (14,089)       (12,144)        (37,997)       (27,938)
                                                     -------------   ------------   -------------   -------------
Net income                                           $      22,988   $     19,738   $      62,008   $     47,590
                                                     =============   ============   =============   =============

Net income per share (Note 3):

   Basic                                             $        0.45   $       0.39   $        1.21   $       0.94
   Assuming dilution                                 $        0.43   $       0.38   $        1.17   $       0.92
Weighted average shares outstanding (Note 3):

   Basic                                                    51,229         50,775          51,106         50,611
   Assuming dilution                                        55,972         52,273          56,108         51,861

Source:  CommScope, Inc.